Exhibit 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of May 12, 2014 (this “Agreement”), is by and among HC2 Holdings, Inc., a Delaware corporation (the “Purchaser”), SAS Venture LLC, a Delaware limited liability company (the “Seller”) and, solely for purposes of Sections 4.1 and 4.2, Scott A Schuff. The Seller and the Purchaser are hereinafter collectively referred to as the “Parties”, and each individually as a “Party.”

WHEREAS, the Seller owns 2,500,000 shares of common stock, par value $0.001 per share (the “Shares”), of Schuff International, Inc., a Delaware corporation (the “Company”), that the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Purchase and Sale. Subject to the terms and conditions hereof, at the Closing (defined below), the Seller shall sell, transfer, convey, assign and deliver the Shares to the Purchaser, and the Purchaser shall purchase and assume such Shares from the Seller, free and clear of all liens, claims, pledges, options, charges, security interests, deeds of trust, voting agreements, restrictions on ownership, use, voting or transfer, or any other encumbrances or other rights of third parties of any kind (collectively, “Liens”).

1.2 Consideration. In consideration of the purchase and sale of the Shares by the Seller to the Purchaser, the Purchaser shall pay to the Seller, at the Closing, an amount in immediately available funds equal to $31.50 per Share, with an aggregate amount for the sale, transfer, conveyance, assignment and delivery of all of the Shares equal to $78,750,000.00 (the “Purchase Price”).

1.3 Closing. The closing of the purchase and sale of the Shares by the Seller to the Purchaser hereunder (the “Closing”) shall take place either (x) at the offices of the Purchaser, 460 Herndon Parkway, Suite 150, Herndon, VA 20170 or (y) by teleconference and through the email exchange of transaction documents in portable document (.PDF) format, in each case on the second business day following the satisfaction or waiver (by the party entitled to waive the same) of all of the conditions set forth herein (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of such conditions at the Closing in accordance with this Agreement), or at such other place, time or date or in such other manner as the Parties shall otherwise agree in writing.

1.4 Closing Deliveries. Subject to Article V below, at the Closing, the Seller shall deliver and transfer to the Purchaser, (a) the Shares purchased by the Purchaser in suitable form for transfer and (b) a properly completed and executed United States Treasury Department Form

W-8 or W-9 (or other applicable form or statement specified by Treasury Department regulations in lieu thereof). Concurrently with receipt by the Purchaser of evidence of transfer of the Shares delivered to the transfer agent, the Purchaser shall deliver and transfer the Purchase Price by wire transfer of immediately available funds to an account as is designated in a written notice by the Seller delivered to the Purchaser prior to the Closing.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser as follows:

2.1 Organization; Authority. The Seller has all necessary power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. All acts or proceedings required to be taken by the Seller to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder have been properly taken. No additional proceedings or approvals on the part of the Seller or any of its stockholders are necessary to authorize the execution and delivery of this Agreement and the consummation by the Seller of the transactions contemplated hereby.

2.2 Enforceability. This Agreement has been duly authorized, executed and delivered by the Seller and, assuming the due and valid authorization, execution and delivery of this Agreement by the Purchaser, this Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors’ rights generally and general equitable principles (the “Bankruptcy and Equity Exceptions”).

2.3 No Violation; Consents and Approvals. The execution, delivery and performance of this Agreement, the consummation by the Seller of the transactions contemplated by this Agreement, and the fulfillment of and compliance with the terms and conditions of this Agreement, do not and will not (a) violate, or conflict with, any provision of the organizational documents of the Seller, (b) violate any law applicable to, binding upon or enforceable against the Seller, (c) violate, conflict, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any contract or agreement to which the Seller is a party or any order or judgment of any federal, state, provincial or local governmental or regulatory commission, board, bureau, agency, court or regulatory or administrative body (a “Governmental Authority”) or arbitrator, or (d) require any notice to, declaration, filing or registration with, approvals or consents of, or assignments by, any Governmental Authority, other than filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations promulgated thereunder (the “HSR Act”).

2.4 No Brokers. The Seller has not incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby for which the Purchaser is or would be obligated to pay.

2.5 Ownership of the Shares. The Seller has, and immediately prior to the Closing will have, clear, unencumbered record and beneficial title to the Shares, free and clear of any Liens (other than pursuant to this Agreement and Liens on transfer imposed under applicable securities laws). Upon the consummation of the purchase of the Shares hereunder, the Purchaser shall own the Shares free and clear of any Liens (other than any Liens created by the Purchaser and Liens on transfer imposed under applicable securities laws).

2.6 No Company Violations. Except as set forth on Schedule 2.6, the execution, delivery and performance of this Agreement, the consummation by the Seller of the transactions contemplated by this Agreement, and the fulfillment of and compliance with the terms and conditions of this Agreement, do not and will not violate, conflict, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any contract or agreement to which the Company or any of its subsidiaries is a party or any order or judgment of any Governmental Authority or arbitrator, except for any such violation, conflict, breach or default which would not be material to the Company and its subsidiaries, taken as a whole.

2.7 State Takeover Laws. The restrictions on “business combinations” set forth in Section 203 of the General Corporation Law of the State of Delaware, Sections 10-2741 through 10-2743 of the Arizona Revised Statutes or any other “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law are inapplicable to this Agreement and the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows:

3.1 Organization; Authority. The Purchaser has all necessary power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. All acts or proceedings required to be taken by the Purchaser to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder have been properly taken. No additional proceedings or approvals on the part of the Purchaser or any of its Affiliates are necessary to authorize the execution and delivery of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby. For purposes of this Agreement, (x) “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, and (y) “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any other entity or organization.

3.2 Enforceability. This Agreement has been duly authorized, executed and delivered by the Purchaser and, assuming the due and valid authorization, execution and delivery of this Agreement by the Seller, this Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as the same may be limited by the Bankruptcy and Equity Exceptions.

3.3 No Violation; Consents and Approvals. The execution, delivery and performance of this Agreement, the consummation by the Purchaser of the transactions contemplated by this Agreement, and the fulfillment of and compliance with the terms and conditions of this Agreement, do not and will not (a) violate, or conflict with, any provision of the organizational documents of the Purchaser, (b) violate any law applicable to, binding upon or enforceable against the Purchaser, (c) violate, conflict, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any contract or agreement to which the Purchaser is a party or any order or judgment of any Governmental Authority or arbitrator, or (d) require any notice to, declaration, filing or registration with, approvals or consents of, or assignments by, any Governmental Authority, other than filings required to be made under the HSR Act, except, in the case of (b) and (c), for any such violation, conflict, breach or default which would not have a material adverse effect on the Purchaser and its subsidiaries, taken as a whole.

3.4 No Brokers. The Purchaser has not incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby for which the Seller or the Company is or would be obligated to pay.

3.5 Investment Intent. The Purchaser understands that (a) the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and that the Shares are being transferred in reliance on an exemption under the Securities Act, (b) the Shares were not offered or sold to the Purchaser by any form of general solicitation or general advertising, (c) the Shares may not be sold or otherwise disposed of except pursuant to an effective registration statement or pursuant to a duly available exemption from such registration requirements and (d) the purchase of the Shares by the Purchaser is not part of a plan or scheme on the part of the Purchaser to evade the registration requirements of the Securities Act. The Purchaser is (i) an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act, (ii) experienced, sophisticated and knowledgeable in the trading of securities of a type comparable to the Shares, (iii) willing to consummate the transactions contemplated hereby notwithstanding its lack of knowledge of the Seller Information (as defined below), as the case may be, (iv) acquiring the Shares for its own account, for investment purposes and not with a view towards resale or distribution thereof and (v) aware that it must bear the risk of an investment in the Shares and is able to bear such risk.

3.6 Sufficient Funds. As of the Closing, the Purchaser will have sufficient cash in immediately available funds to pay all amounts payable by it pursuant to this Agreement and all of its fees and expenses, if any, in order to consummate the transactions contemplated by this Agreement.

ARTICLE IV

COVENANTS

4.1 Interim Operations. From the date hereof through the Closing, Scott A. Schuff and the Seller shall cause the Company and its subsidiaries to conduct their business and operations in the ordinary course of business consistent with past practice and to preserve intact its present business organization and maintain good relationships with its customers, suppliers lenders and others having material business relationships with it. Without limiting the generality of the foregoing, Scott A. Schuff and the Seller shall cause the Company and each of its subsidiaries not to:

(a) amend its charter, certificate or articles of incorporation or formation, bylaws, operating agreement or other constituent or organizational document (whether by merger, consolidation or otherwise);

(b) split, combine or reclassify any Capital Stock of the Company or any of its subsidiaries (whether by merger, consolidation or otherwise);

(c) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Capital Stock of the Company or any of its subsidiaries (whether by merger, consolidation or otherwise);

(d) redeem, repurchase or otherwise acquire any Capital Stock of the Company or any of its subsidiaries (whether by merger, consolidation or otherwise);

(e) issue, deliver or sell any Capital Stock of the Company or any of its subsidiaries (whether by merger, consolidation or otherwise), other than the issuance of any Capital Stock of any wholly owned subsidiary of the Company to the Company or any other wholly owned subsidiary of the Company;

(f) amend any term of any Capital Stock of the Company or any of its subsidiaries (whether by merger, consolidation or otherwise);

(g) increase the compensation or benefits of any current or former director, officer, employee or consultant of the Company or any of its subsidiaries;

(h) grant or increase any severance, retention, change-of-control or similar payments to any current or former director, officer, employee or consultant of the Company or any of its subsidiaries;

(i) create, incur, assume or guarantee any indebtedness for borrowed money, other than borrowings in the ordinary course of business under any credit facility in effect as of the date of this Agreement; or

(j) agree, commit or offer to do any of the foregoing.

4.2 Non-Competition; Non-Solicitation.

(a) In order for the Purchaser to have and enjoy the full benefit of the Shares, and as a material inducement to the Purchaser to enter into this Agreement (without such inducement the Purchaser would not have entered into this Agreement), for a period of five years commencing on the date of the Closing, each of Scott A. Schuff and the Seller shall not, directly or indirectly (whether by himself or itself, through an Affiliate, in partnership or conjunction with, or as an employee, officer, director, manager, member, owner, consultant or agent of, any other Person):

(i) undertake, participate or carry on or be engaged or have any financial or other interest in, or in any other manner advise or assist any other Person in connection with the operation of, the business of structural steel fabrication and erection or the manufacture of specialty products including pollution control scrubbers, tunnel liners, pressure vessels and other related products primarily for the oil and gas industry (the “Competing Business”) anywhere in the world, other than with respect to Scott A. Schuff’s continued involvement with the Company;

(ii) solicit, entice, encourage or intentionally influence, or attempt to solicit, entice, encourage or influence, any employee of the Purchaser, the Company or any of their respective Affiliates to resign or leave the employ of the Purchaser, the Company or any of their respective Affiliates or otherwise hire, employ, engage or contract any such employee to perform services other than for the benefit of the Purchaser, the Company or any of their respective Affiliates; or

(iii) solicit, entice, encourage or influence, or attempt to solicit, entice, encourage or influence, any customer of the Purchaser, the Company or any of their respective Affiliates (including any Person who has been a customer of the Company or any of its subsidiaries at any time during the period of 12 months before the Closing) to alter, reduce or terminate its business relationship with the Purchaser, the Company or any of their respective Affiliates for the direct or indirect benefit of any Competing Business.

(b) Notwithstanding anything to the contrary set forth herein, in the event of a breach of any of the provisions of Section 4.2(a) (the “Restrictive Covenants”):

(i) the Purchaser and its Affiliates shall have the right and remedy, without regard to any other available remedy, to (A) have the Restrictive Covenants specifically enforced by any court of competent jurisdiction and (B) have issued an injunction restraining any such breach without posting of a bond; it being understood that any breach of any of the Restrictive Covenants would cause irreparable and material loss to the Purchaser and its Affiliates, the amount of which cannot be readily determined and as to which neither the Purchaser nor any of its Affiliates will have any adequate remedy at law or in damages;

(ii) it is the desire and intent of the parties hereto that the Restrictive Covenants be enforced to the fullest extent permissible under the laws, orders and public policies applied in each jurisdiction in which enforcement is sought and if any Restrictive Covenant shall be adjudicated finally to be invalid or unenforceable, such Restrictive Covenant shall be deemed amended to the extent necessary in order that such provision be valid and enforceable, the remainder of such Restrictive Covenant shall not thereby be affected and shall be given full effect without regard to invalid portions and such amendment shall apply only with respect to the operation of the Restrictive Covenant in the particular jurisdiction in which such adjudication is made; and

(iii) the parties acknowledge and agree that the Restrictive Covenants are necessary for the protection and preservation of the value and the goodwill of the Shares and the Company’s business and are reasonable and valid in geographical and temporal scope and in all other respects.

4.3 Public Announcements. No party hereto and none of their respective Affiliates will issue or cause the publication of any press release or other public announcement with respect to this Agreement or any of the transactions contemplated hereby without the prior written consent of the other party hereto; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is required by law, upon advice of counsel, in which case the party making such determination will, if practicable under the circumstances, use reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance or publication. Notwithstanding the foregoing, as soon as reasonably practicable after execution of this Agreement, the parties shall issue a press release in the form drafted by the Purchaser and acceptable to the Seller acting reasonably.

4.4 Further Action; Filings and Authorizations.

(a) Upon the terms and subject to the conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing all things necessary, proper or advisable under applicable law to consummate and make effective, the transactions contemplated by this Agreement, including using commercially reasonable efforts to (i) cause the conditions set forth in Article V to be satisfied, (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and other Persons from whom any actions, non-actions, waivers, consents, approvals, orders or authorizations are required and make all necessary registrations, declarations and filings with any Governmental Authorities and other Persons with whom any registrations, declarations or filings are required, and (iii) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) In furtherance and not in limitation of the foregoing, each party hereto agrees to file a Notification and Report Form pursuant to the HSR Act no later than the fifth business day after the date hereof and any similar filings required under the antitrust laws of such other jurisdictions for which similar filings are required with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or such other antitrust laws and to take all other actions necessary, proper or advisable to cause the expiration, termination or waiver of the applicable waiting periods and to achieve the necessary clearance decisions under the HSR Act and such other applicable antitrust laws as soon as practicable. Purchaser shall pay any and all fees owing to the Governmental Authorities required pursuant to HSR Act.

(c) The Purchaser, on the one hand, and the Seller, on the other hand, will, in connection with the efforts referenced in Section 4.4(b) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other antitrust law or other applicable law, use commercially reasonable efforts to (i) cooperate and coordinate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) supply the other party with any information that may be reasonably required to make such filings or submissions, (iii) supply the other party with any additional information that may be required or requested by any Governmental Authorities in connection with such filings or submissions, (iv) keep the other party informed of any communication received by such party or an Affiliate of such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (v) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ, or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ, or other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences in accordance with Antitrust Law and (vi) permit the other party to review and incorporate the other party’s reasonable comments in any communication given to it by the FTC, the DOJ or any other Governmental Authority; provided, however, that no such information will be required to be provided by either the Purchaser or the Seller if such party reasonably determines that the provision of such information would jeopardize attorney-client privilege or other legal privilege.

(d) In furtherance and not in limitation of the covenants of the parties contained in Section 4.4(b) and Section 4.4(c), if any objections are asserted with respect to the transactions contemplated by this Agreement under any antitrust law, or if any suit is instituted or threatened to be instituted by the FTC, the DOJ, or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby or otherwise brought under any antitrust law or other applicable law that would otherwise prohibit or materially impair or materially delay the consummation of the transactions contemplated hereby, each of the Purchaser and the Seller will use commercially reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement as soon as practicable. Notwithstanding any other provision of this Agreement, in using commercially reasonable efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other antitrust law, the Purchaser shall not be required to propose, negotiate, or commit to and effect by consent agreement or decree, hold separate order or otherwise any divestiture, undertaking, licensing or hold separate or similar arrangements.

(e) Subject to the obligations of the parties under Section 4.4(d), in the event that any action, arbitration, audit, claim, demand, examination, external investigation, hearing, inquiry, litigation or suit (each, a “Proceeding”) is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging any transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of the Purchaser and the Seller will cooperate in all respects with each other and use commercially reasonable efforts to contest and resist any such Proceeding and to have vacated, lifted, reversed or overturned any judgment, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

ARTICLE V

CLOSING CONDITIONS

5.1 Conditions to the Purchaser’s Obligation to Purchase. The Seller acknowledges that the Purchaser’s obligation to pay to the Seller the Purchase Price in exchange for the Shares at the Closing is conditioned upon satisfaction of the following conditions precedent at or before the Closing (any or all of which may be waived by the Purchaser in its sole discretion):

(a) the Seller has delivered the Shares to the Purchaser or its designated account in suitable form for transfer, together with a properly completed and executed Form W-8 or W-9 or other applicable form or statement (all as specified in Section 1.4);

(b) the representations and warranties of the Seller contained in this Agreement shall have been true and correct at the time of execution of this Agreement and shall be true and correct as of the Closing as if given on and as of the Closing (except for representations and warranties expressly stated to relate to a specific date, in which case each such representation and warranty shall be true and correct as of such earlier date);

(c) the Seller shall have performed and complied with all covenants and agreements required by this Agreement to be performed and complied with by it prior to or on the Closing in all material respects;

(d) all applicable waiting periods under the HSR Act shall have expired or been terminated with respect to the transactions contemplated by this Agreement;

(e) David A. Schuff, Scott A. Schuff and Robert N. Waldrep shall have resigned or been removed from the board of directors of the Company; and

(f) immediately after giving effect to the consummation by the Seller of the transactions contemplated by this Agreement, and the fulfillment of and compliance with the terms and conditions of this Agreement, there will not be any breach of, or a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or any right of payment under or right to terminate, amend, modify, abandon or accelerate, any contract or agreement to which the Company or any of its subsidiaries is a party and do not and will not trigger any material payment to any director, officer, employee, or consultant of the Company or any of its subsidiaries except as set forth on Schedule 5.1(f).

5.2 Conditions to the Seller’s Obligation to Sell. The Purchaser acknowledges that the Seller’s obligation to sell and deliver to the Purchaser the Shares for the Purchase Price at the Closing is conditioned upon satisfaction of the following conditions precedent at or before the Closing (any or all of which may be waived by the Seller in its sole discretion):

(a) the Purchaser has delivered the Purchase Price to the Seller or its designated account;

(b) the representations and warranties of the Purchaser contained in this Agreement shall have been true and correct at the time of execution of this Agreement and shall be true and correct in all material respects as of the Closing as if given on and as of the Closing (except for representations and warranties expressly stated to relate to a specific date, in which case each such representation and warranty shall be true and correct as of such earlier date);

(c) the Purchaser shall have performed and complied with all covenants and agreements required by this Agreement to be performed and complied with by it prior to or on the Closing in all material respects; and

(d) all applicable waiting periods under the HSR Act shall have expired or been terminated with respect to the transactions contemplated by this Agreement.

ARTICLE VI

TERMINATION

6.1 Termination. This Agreement may be terminated on or prior to the Closing as follows:

(a) by the mutual written consent of the Purchaser and the Seller;

(b) at the election of the Purchaser or the Seller if the Closing shall not have occurred on or before June 15, 2014 (the “Termination Date”); provided, however, that the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein at the time of such termination;

(c) by the Purchaser (if it is not in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 5.2(b) or 5.2(c) not to be satisfied) and without prejudice to, and not in substitution for any rights or remedies provided by law, upon written notice to the Seller, if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Seller contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 4.2(b) or 4.2(c) not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Purchaser or cured by the Seller, as applicable, within ten (10) business days after receipt by the Seller of written notice thereof from the Purchaser or is not reasonably capable of being cured prior to the Termination Date; or

(d) by the Purchaser or the Seller if a court of competent jurisdiction or other Governmental Authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such order or action shall have become final and non-appealable.

6.2 Effect of Termination. If this Agreement is terminated by the parties in accordance with Section 6.1 hereof, this Agreement shall become void and of no further force and effect; provided, however, that none of the parties hereto shall have any liability in respect of a termination of this Agreement, except that the provisions of Section 7.6 (Governing Law; Consent to Jurisdiction; Waiver of Jury Trial), Section 7.10 (Fees and Expenses), and Section 7.11 (Survival; Breach of Agreement) shall survive the termination of this Agreement and that nothing herein shall relieve any party from any liability for any Willful Breach of the provisions of this Agreement prior to the termination of this Agreement. For purposes of this Agreement, “Willful Breach” means, with respect to any representation, warranty, agreement or covenant set forth in this Agreement, an intentional action or omission by a party that both (a) causes such party to be in breach of such representation, warranty, agreement or covenant and (b) such party knows at the time of such intentional action or omission is or would constitute a breach, or would reasonably be expected to result in a breach, of such representation, warranty, agreement or covenant.

ARTICLE VII

MISCELLANEOUS PROVISIONS

7.1 Entire Agreement; Binding Effect. This Agreement (including all schedules and exhibits hereto and the documents and instruments referred to in this Agreement) constitutes the entire agreement, arrangement and understanding, whether written or oral, among the Parties concerning the subject matter of this Agreement and the transactions contemplated hereby, and it supersedes all prior and/or contemporaneous agreements, arrangements and understandings, if any, whether written or oral, among the Parties concerning such subject matter and transactions. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective permitted successors and permitted assigns.

7.2 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Purchaser without the prior written consent of the Seller.

7.3 Amendment and Modification. This Agreement may only be amended, modified or supplemented at any time by the Parties pursuant to a further instrument signed by all Parties and specifically referring to this Agreement.

7.4 No Waivers. Except as otherwise expressly provided in this Agreement, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy hereunder by any Party, and no course of dealing between or among the Parties, shall constitute a waiver of any such right, power or remedy. No waiver by a Party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any such prior or subsequent occurrence. No waiver shall be valid unless in writing and signed by the Party against whom such waiver is sought to be enforced.

7.5 Notices. Unless otherwise provided in this Agreement, all notices and other communications under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) email transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service by Federal Express or an equivalent, recognized courier service. Such notices and communications shall be sent to the appropriate Party at its address or email address given below or at such other address or email address for such Party as shall be specified by notice given under this Agreement (and shall be deemed given upon receipt by such Party or upon actual delivery to the appropriate address, or, in case of an email transmission, upon transmission by the sender; any email transmission shall be promptly acknowledged by the recipient):

(a) if to the Seller, to:

c/o Plattner, Schneidman, Schneider and Jeffries, P.C.
9141 E. Hidden Spur Trail
Scottsdale, AZ 85255
Attention:	Jeff Schneidman
Email:	jschneidman@pssjlaw.com
Facsimile:	(602) 285-5589

(b) if to the Purchaser, to:

460 Herndon Parkway, Suite 150
Herndon, VA 20170
Attention:	Philip A. Falcone
Email:	PFalcone@harbingercapital.com

7.6 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made between residents of that state, executed in and to be performed entirely within that state, notwithstanding the Parties’ actual respective states of legal domicile. All actions and proceedings arising out of or relating to this Agreement and the transactions contemplated hereby shall be heard and determined exclusively in any state or federal court located in the Southern District of New York, New York, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such court in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. Each Party irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Party at its address specified in Section 7.5. The Parties agree that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 7.6 shall affect the right of any Party to serve legal process in any other manner permitted by law. The consents to jurisdiction set forth in this Section 7.6 shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 7.6 and shall not be deemed to confer rights on any Person other than the Parties.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT

HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.6(b).

7.7 Descriptive Headings; References. The descriptive headings used in this Agreement are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement or in any way affect this Agreement.

7.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An executed counterpart signature page to this Agreement delivered by fax or other means of electronic transmission shall be deemed to be an original and shall be as effective for all purposes as delivery of a manually executed counterpart.

7.9 Further Actions. Each Party shall, from time to time and without further consideration, execute such further documents or instruments and take such other actions as any other Party hereto shall reasonably request in order to fulfill its obligations under this Agreement and to effectuate the purposes of this Agreement.

7.10 Fees and Expenses. Except as provided in Section 7.11, all costs and expenses (including legal and financial-advisory fees and expenses, if any) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated by this Agreement shall be paid exclusively by the Party incurring such expenses, without contribution.

7.11 Survival; Breach of Agreement. The representations, warranties, agreements and covenants set forth herein shall survive the Closing indefinitely. Should a Party breach this Agreement, in addition to, and without limiting, all other rights and remedies available under applicable law (which rights and remedies shall be cumulative and elective), then such Party shall be responsible for all reasonable, documented out-of-pocket fees and expenses incurred by the other Parties in enforcing their respective rights hereunder against such breaching Party, including any fees and expenses of financial advisors, attorneys, accountants and other professionals.

7.12 Severability. The invalidity or unenforceability of any term or provision of this Agreement (other than Article V) in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction, and the remaining terms and provisions shall remain in full force and effect to the fullest extent permitted by law.

7.13 No Presumption. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

7.14 Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective permitted successors and permitted assigns, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim of liability or reimbursement, cause of action or other right.

7.15 Non-Recourse. All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, the negotiation, execution or performance of this Agreement (including any representation or warranty made in connection with or as an inducement to this Agreement) or the transactions contemplated hereby may be made only against (and are those solely of) the entities that are expressly identified as parties to this Agreement in the preamble to this Agreement. No other Person, including any of their representatives or lenders to, any party or any representative of, or any lender to any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach.

7.16 Specific Performance. Each of the Parties expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist, and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Therefore, in addition to, and not in limitation of, any other remedy available to any Party, a Party shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy and without the posting of any bond or other security being required. Such remedies, and any and all other remedies provided for in this Agreement, shall be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any Party may otherwise have. Each of the Parties acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party further agrees that in the event of any action by any other Party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly signed as of the date first above written.

PURCHASER

HC2 HOLDINGS, INC.

By:	/s/ Robert M. Pons
	Name:	Robert M. Pons
	Title:	Executive Chairman

SELLER

SAS VENTURE LLC

By:	/s/ Scott A. Schuff
Name: Scott A. Schuff
Title: Manager

Solely for purposes of Sections 4.1 and 4.2:

/s/ Scott A. Schuff
Scott A. Schuff